Exhibit (a)(6)

THE MEXICO FUND, INC.

ARTICLES SUPPLEMENTARY

THE MEXICO FUND, INC., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

FIRST: Pursuant to Section 3-802 of the Maryland General Corporation Law ("MGCL"), the Board at its meeting held on September 17, 2003, by unanimous resolution, elected to be subject to Section 3-804(b) of the MGCL, which provides that the number of directors of the Fund shall be fixed only by the vote of the Board of Directors. The repeal of such election may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND: The election to become subject to Section 3-804(b) of the MGCL and the filing of these Articles Supplementary has been approved by the Board of Directors in the manner and by the vote required by Maryland law.

THIRD: The undersigned Chairman of the Board of Directors of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman and attested by its Assistant Secretary on this 3rd day of December 2003.
THE MEXICO FUND, INC.
By: /s/ Juan Gallardo T. Juan Gallardo T. Chairman
ATTEST
/s/ Sander M. Bieber Sander M. Bieber Assistant Secretary